Exhibit 2

JOINT FILING AGREEMENT

Yardi Systems, Inc. and Anant Yardi (the “Filing Persons”) hereby agree to file jointly a Schedule 13D and any amendments thereto relating to the aggregate ownership by each of the Filing Persons of any voting equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as required by Rule 13d-1 and Rule 13d-2 promulgated under the Securities Exchange Act of 1934.

Each of the Filing Persons agrees that the information set forth in such Schedule 13D and any amendments thereto with respect to such Filing Person shall be true, complete and correct as of the date of such Schedule 13D or such amendment, to the best of such Filing Person’s knowledge and belief, after reasonable inquiry. Each of the Filing Persons makes no representations as to the accuracy or adequacy of the information set forth in the Schedule 13D or any amendments thereto with respect to any other Filing Person. Each of the Filing Persons shall promptly notify the other Filing Person if any of the information set forth in the Schedule 13D or any amendments thereto shall become inaccurate in any material respect or if such person learns of information that would require an amendment to the Schedule 13D.

This Joint Filing Agreement may be signed in any number of counterparts (including by electronically transmitted PDF) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this document.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be executed as of the 21st day of January, 2016.

YARDI SYSTEMS, INC.

By:	/s/ Anant Yardi	/s/ Anant Yardi
Name: Anant Yardi		Anant Yardi
Title: Chief Executive Officer

[Signature page — Joint Filing Agreement]